Exhibit 21.01

Subsidiary Name	Jurisdiction of Incorporation or Organization
CMD Technology Inc.	California

DVDO, Inc.	California

HDMI Licensing, LLC	Delaware

Simplay Labs, LLC	Delaware

Slice Acquisition Corp.	Delaware

TWN Acquisition Corp.	Delaware

Silicon Image, UK	United Kingdom

Silicon Image, KK	Japan

Zillion Technologies, LLC	California

Silicon Image Electronics Technology Co. Ltd	China

Silicon Image Korea	Korea

Silicon Image Inc. Taiwan	Taiwan

Silicon Image Turkey	Turkey

Silicon Image, Cayman Islands Limited	Cayman Islands